COAL LEASE AGREEMENT


     THIS COAL LEASE AGREEMENT, made and entered into this 1st day of March, 1993, by and between OGLEBAY NORTON COMPANY, a Delaware corporation, whose mailing address is 1100 Superior Avenue, Cleveland, Ohio 44114, Party of the First Part, hereinbelow referred to as "Lessor", and ALLEGHENY LAND COMPANY NO. 2, a Delaware corporation, whose mailing address is P. O. Box 6100, Huntington, West Virginia 25770, Party of the Second Part, hereinbelow referred to as "Lessee".

                                WITNESSETH:
     WHEREAS, Lessor owns a certain tract or parcel of land known as Lessor's Rock Creek Property, in Peytona District, Boone County, West Virginia, said tract or parcel of land (i) being described in detail upon the hereto appended and herein incorporated Exhibit A, and (ii) being hereinbelow referred to as the "Leased Premises"; and
     WHEREAS, Lessor has agreed to lease unto Lessee all the No. 2 Gas seam of coal lying and being within, upon and underneath the Leased Premises;
     NOW, THEREFORE, for and in consideration of the mutual covenants and conditions hereinafter set forth and other good and valuable consideration exchanged by and between the Parties hereto, the sufficiency and receipt of which is hereby acknowledged, Lessor does hereby grant, demise and lease unto Lessee, for and during the Term hereinbelow specified, all of the No. 2 Gas seam of coal lying and being within, upon and underneath the Leased Premises, together with the exclusive right and privilege of mining, excavating and removing the herein leased coal, by the deep mining method, and the exclusive right and privilege of processing, marketing, transporting and shipping the herein leased coal. For and in consideration as aforesaid, Lessor does further hereby grant, demise and lease unto Lessee to the extent that it has the right to do so, for and during the Term hereinbelow specified, the exclusive right and privilege to exercise and use, pertaining to the Leased Premises, any and all rights, easements and privileges which are or may become necessary, convenient or incidental to Lessee for and in the exploration, development, mining, excavation, removal, processing, marketing and shipping of the herein leased coal and coals from all other properties owned, leased or controlled by Lessee, the herein leased coal being referred to hereinbelow as "Leased Coal", and the other aforementioned coals being
collectively referred to hereinbelow as "Foreign Coal".   The
rights, easements and privileges granted, demised and leased hereunder to Lessee include, but are not limited to, such rights, easements or privileges which are now owned by Lessor, and Lessee shall have (i) the free and uninterrupted use and possession of rights-of-way into and through the Leased Premises for the construction, operation, repair, maintenance and reclamation of deep mines, underground haulways, exploration sites, pollution control structures, telephone, water, electrical and other utility lines, devices and structures, storage areas, and all other machinery, devices, improvements, structures and appurtenances which, at such points and in such manner which, from time to time, may be deemed necessary, convenient or incidental by Lessee in or for its exploration, development, mining, removal, processing, marketing and/or shipping of said Leased Coal and/or Foreign Coal; (ii) to use, move, remove and disturb, pursuant to the aforesaid, subsurfaces of the Leased Premises.
     EXCEPTING AND RESERVING, however, unto Lessor all ownership interests in and to the Leased Premises not granted, demised and leased hereunder, together with the right to utilize the same to the extent that such utilization does not unreasonably interfere with Lessee's mining operations and other activities hereunder.
     This Coal Lease Agreement is furthermore made upon the following provisions, to-wit:

     1.   TERM
     1.1. This Coal Lease Agreement shall be for an Initial Term of Ten (10) years, beginning on and including April 12, 1993 and ending on and including April 11, 2003 , if not sooner terminated, as set forth hereunder, with the right in Lessee to extend this Coal Lease Agreement thereafter on a year-to-year basis, unless this Coal Lease Agreement is sooner terminated, until such time as all of the minable and merchantable Leased Coal is mined or until such time as Lessee no longer requires the Leased Premises to transport coal from or conduct underground mining operations on property(ies) that is (are) adjacent to the Leased Premises. Upon completion or cessation of coal mining activities and coal removal by Lessee on the Leased Premises, Lessee shall release from the Leased Premises and this Coal Lease Agreement all lands which are not necessary for the conduct of its mining operations in the No. 2 Gas Seam on the Leased Premises. Lessee shall retain an easement for underground haulage of Foreign Coal; ventilation; transportation of personnel, supplies and equipment; and other purposes reasonably related thereto. Such easement shall be limited to a fourteen hundred (1400) foot wide corridor through the Leased Premises, such easement to be located and developed by Lessee, at its sole cost and expense, through that portion of the Leased Premises situated to the west of Nancy Dolen Branch. Each extension of this Coal Lease Agreement (i) shall be subject to the terms and conditions set forth herein, and (ii) shall take effect automatically, providing Lessee is not in default and has not cured or begun in good faith to cure any such default of any terms and conditions of this Coal Lease Agreement or unless Lessee gives Lessor thirty (30) days' notice of termination of this Coal Lease Agreement prior to the beginning of the then next Extension Term hereof.

     2.   MINIMUM ROYALTY
     2.1. Lessee covenants and agrees to pay Lessor, as rental hereunder, an Annual Advance Minimum Royalty or Adjusted Annual Minimum Royalty, as follows:
     a.   During the Initial Term of this Coal Lease
          Agreement, and any extended term, the sum of One Hundred Thousand Dollars ($100,000.00), the
          "Annual Advance Minimum Royalty", due upon the execution hereof and on each anniversary thereafter; provided, however, that, at such
          time as the Lessee shall have mined and
          removed all of the minable and merchantable
          coal, as hereinafter defined, from the Leased
          Premises, either during the Initial Term or
          any extended term, or there no longer remains sufficient minable and merchantable coal so as to provide Lessee with the opportunity to
          fully recoup both past and future Annual
          Advance Minimum Royalty payments, the Annual
          Minimum Royalty shall automatically be
          reduced to the rate set forth in Paragraph
          2.1(b) just below, hereinafter referred to as
          the "Adjusted Annual Minimum Royalty".  Upon
          the commencement of the Adjusted Annual
          Minimum Royalty, whether or not, during the
          Initial Term, the Leased Premises shall be
          reduced to such area, as is necessary for the maintenance of the underground haulageways referenced in paragraph 1 above.  Any
          disagreement as to whether or not there
          remains sufficient minable and merchantable
          coal on the Leased Premises so as to justify
          a continuation of the $100,000.00-per-year
          Annual Minimum Royalty payment during the
          Initial Term shall be submitted to
          arbitration pursuant to Article 18 hereof.
     b.   After the completion of the removal of the
          remaining minable and merchantable coal on
          the Leased Premises as referenced in
          paragraph 2.1(a) just above and for so long
          thereafter as Lessee uses a portion of the
          Leased Premises to haul coal from adjacent
          properties, the sum of Fifteen Thousand
          Dollars ($15,000.00), the Adjusted Annual
          Minimum Royalty, per Lease Year shall be paid
          to Lessor during the continuance of this Coal
          Lease Agreement.  "Lease Year", as used
          herein, shall mean and be construed as that
          twelve-calendar- month period each year
          extending from and including
          April 12 through
          April 11     .
     2.2. All Annual Advance Minimum Royalty or Adjusted Annual Minimum Royalty payments due hereunder shall be due and payable at Lessor's offices on or before the first day of the respective Lease Years hereof for which such payments are applicable.
     2.3. Lessee does and shall have the right to recoup, at the herein provided tonnage royalty rate and wheelage rate as applicable, Annual Advance Minimum Royalty paid hereunder during the first two (2) Lease Years for a period of four (4) years from and after the date of each such payment, and for Annual Advance Minimum Royalty paid during the third (3rd) Lease Year and during each Lease Year thereafter for a period of two (2) years from and after the date of each such payment by taking credit for said Advance Minimum Royalty against the Tonnage Royalty and/or
wheelage payments otherwise due during such periods.   However,
beginning with the third (3rd) Lease Year, Lessee shall have the right and option to designate up to three (3) additional Annual Advance Minimum Royalty payments that are made during the Initial Term of this Lease that shall be recoupable for a period of three (3) years from the date of such payment(s) against Tonnage Royalty payments otherwise due hereunder. Such election shall be made three (3) months prior to the beginning of a Lease Year during which Lessee chooses to exercise the right set forth herein.
     2.4. At such time as Lessee shall commence paying Lessor the sum of Fifteen Thousand Dollars ($15,000.00) in Adjusted Annual Minimum Royalty payments per Lease Year, pursuant to paragraph 2.1(b) above, and for so long thereafter as this Lease shall remain in effect, Lessee shall have the right, for a period of one (1) year after making each such Adjusted Annual Minimum Royalty payment, to recoup wheelage payments otherwise due hereunder against the Adjusted Annual Minimum Royalty.

     3.   TONNAGE ROYALTY
     3.1. Lessee covenants and agrees to pay Lessor as Tonnage Royalty the greater of Five and Three-Fourths Percent (5.75%) of the Average Gross Selling Price of the coal or the sum of One Dollar and Seventy Cents ($1.70) per clean ton of two thousand pounds of Leased Coal which is mined and sold hereunder. It is agreed between the Parties hereto that, for the purposes of accounting for such Tonnage Royalty, the Average Gross Selling Price of the clean coal mined and sold hereunder shall be that price received by Lessee from a bona fide sale of all coals, f.o.b. Lessee's Beth Station coal tipple/preparation plant, without deduction for sales commission or other sales-related
charges.   For all clean Leased Coal Lessee mines, removes and
sells from the Leased Premises that is recovered while shaving or pulling pillars, Lessee covenants and agrees to pay Lessor a Tonnage Royalty the greater of Five Percent (5%) of the Average Gross Selling Price, as defined above, or the sum of One Dollar and Fifty Cents ($1.50) per ton of two thousand pounds of Leased Coal mined and sold hereunder. Provided, however, that in the computation of tonnage royalty due on all Leased Coal mined and sold by Lessee from the Leased Premises, Lessee shall be allowed to deduct from the Gross Selling Price any comprehensive energy taxes or "BTU" taxes hereafter imposed that Lessee is required to pay pursuant to paragraph 9 hereof. Any disagreement between Lessor and Lessee as to the determination as to what constitutes the Average Gross Selling Price under this Section 3.1 or under
Section 4.1 below for any clean coal mined and sold or transported hereunder shall either be settled by parties hereto within two (2) months or be submitted to arbitration pursuant to
Section 18 hereof. In the event Lessee's Beth Station coal tipple preparation plant is no longer used or available for preparation of coal mined from the Leased Premises or coal for which wheelage is paid and another tipple/preparation plant is selected by, the Tonnage Royalty paid to Lessee shall be the same as set forth above in this Section 3.1.
     3.2. All Tonnage Royalty payments due hereunder shall be due and payable on or before the twenty-fifth (25th) day of the month following the calendar month in which the Leased Coal is mined and sold hereunder.
     3.3. Lessee covenants and agrees to keep and maintain accurate records of the gross sales price(s) received for the

Leased Coal mined and sold hereunder. All such records shall be open to inspection by Lessor upon reasonable notice to Lessee.

     4.   WHEELAGE
     4.1. Lessee covenants and agrees to pay Lessor a wheelage sum of the greater of Ten Cents ($0.10) or One-Third of One Percent (.333%) of the Average Gross Sales Price Beth Station per clean ton of two thousand pounds of Foreign Coal which is transported through the Leased Premises hereunder and which is sold by Lessee.
     4.2. All wheelage payments due hereunder shall be due and payable on or before the twenty-fifth (25th) day of the month following the calendar month in which such Foreign Coal is so transported and sold by Lessee.

     5.   TONNAGE DETERMINATION
     5.1. The quantity of clean tons of (i) the Leased Coal mined and sold, and (ii) the Foreign Coal transported through the Leased Premises and sold for which Lessee shall pay, respectively, the aforespecified applicable Tonnage Royalty or wheelage shall be based on the net weight of coal after it has been sized and cleaned. The payment of the royalty for all coal mined by Lessee and placed in stockpile, either at the mine or at its Beth Station facilities, shall be accounted for at the time it is actually sold and shipped from Lessee's Beth Station facilities and the Average Gross Sales Price is thus established.
     5.2. Lessor and Lessee understand and agree that Lessee will be engaged in mining, handling or shipping coal from premises other than the Leased Premises and that such coal will be commingled with coal from the Leased Premises. The weight of all coal mined and removed from other lands by Lessee and commingled in railroad cars or otherwise with coal from Lessor's lands shall be accurately identified and accounted for in order to verify or correct the reports to be made by Lessee to Lessor as herein provided, and Lessor, its engineer or agent shall have access to all books, records and accounts of Lessee relating to the removal and shipment of coal from the Leased Premises and from such other premises. The system for making calculations of accurate weights prior to any commingling of coal mined from other lands with coal mined from the Leased Premises shall be as follows:
     (a) All trucks will be weighed at the scale house at Lessee's Beth Station tipple facility on certified scales. Weights will be recorded and identified as to the lease from which the coal was mined;
     (b) Coal will then be commingled and processed through Lessee's preparation plant;
     (c) Clean coal will then be loaded into railroad cars and railroad weights will be utilized to make royalty payments or, in the event coal is loaded into trucks for shipment, the certified truck scale weight at Beth Station or such other truck scales as are mutually agreed to in writing will be utilized to make royalty payment.
     (d) All required monthly information as to commingling and plant recovery will be reported substantively as shown by Attachment I hereto and made a part hereof.
     5.3. Lessee hereby grants to Lessor, its engineer or agent the right to obtain from any railroad over which coal mined hereunder shall be shipped or from any trucker transporting coal to or from Lessee's Beth Station tipple or from purchasers whose names shall be furnished to Lessor upon its written request within five (5) business days of Lessor's receipt of said request of Lessee information as to the quantity of coal mined hereunder and shipped over such railroad or carried by such trucker at such time or times as Lessor may desire such information. This provision shall constitute full authority, in the absence of any further express authority, to such railroad or trucker to give such information to Lessor, its engineer or agent. Lessee shall also comply with all reasonable rules and regulations which may be prescribed by Lessor's engineer for the ascertainment of the payment of tonnage royalties on the coal mined under this Lease. Lessor shall have the right at any time or times to survey, measure or check surveys of mined-out areas in the Leased Premises to verify or correct reports made by Lessee.

     6.   MODE OF PAYMENT/REPORTING
     6.1. All payments, reports and maps due Lessor shall be mailed, as and when due, to Lessor at its aforestated mailing address or at such mailing addresses which it, from time to time, may designate with timely notice to Lessee.
     6.2. As a part of the procedures set forth above in Section 5.2, Lessee covenants and agrees to furnish Lessor an accurate and true statement, accompanying the aforesaid royalty/wheelage payments, showing (i) the quantity of Leased Coal mined and sold hereunder during the previous calendar month and the Tonnage Royalty due therefor and/or the Annual Advance Royalty recouped thereagainst, and (ii) the quantity of Foreign Coal transported through the Leased Premises hereunder and sold during the previous calendar month and the wheelage due thereon and/or the Annual Advance Minimum Royalty recouped thereagainst.

     7.   OPERATION
     7.1. In connection with its mining operations hereunder, Lessee shall comply with all applicable laws, rules, regulations and orders which are currently in force or which may hereafter be enacted by the United States of America, the State of West Virginia or any other applicable governmental authority and shall indemnify and hold harmless Lessor from any claim, action or suit, including attorney's fees, brought against Lessor as a result of Lessee's conduct of its mining operations.
     7.2. It is agreed and understood by the Parties hereto that, in the event oil or gas wells, oil or gas pipelines, or any other appurtenances or improvements of any kind located in, under or upon the Leased Premises must be moved or relocated to permit the mining of any area of coal, Lessee, at its sole option, may either (i) move or relocate said gas or oil wells, pipelines, appurtenances or improvements at its own cost and expense, or
(ii) upon six (6) months' advance written notice to Lessor bypass so much of the coal as cannot be mined without removing or relocating said oil or gas wells, pipelines, appurtenances or improvements without liability to Lessor for failure to mine said coal.
     7.3. Lessee covenants and agrees to prosecute its operations hereunder in a reasonable and prudent manner having due regard for the minable and merchantable Leased Coal on the Leased Premises. "Minable and merchantable coal", as used herein, means and shall be construed to be that coal, when reached in Lessee's deep mining operations hereunder, which can be mined and removed at a reasonable profit to Lessee in the prevailing coal market by Lessee's employment of modern and efficient methods of coal mining and preparation. The Parties understand and agree that in conducting its underground mining operations, in accordance with good mining practices, Lessee may be required, due to safety reasons, governmental regulations, the need to provide support to the surface or other seams of coal lying above or below the No. 2 Gas Seam, to leave a certain amount of coal in place on the Leased Premises. Any such coal so left shall not be considered to be minable and merchantable coal.
     7.4. In the event that Lessee bypasses, abandons or otherwise fails to recover all of the minable and merchantable Leased Coal on the Leased Premises (other than as permitted in Section 7.3 hereof), it shall be the duty of Lessee to return to such neglected area and remove such minable and merchantable coal therefrom or, failing to do so within a reasonable time, Lessee shall account for the coal contained therein and pay the royalty required therefor, the same as though it had been mined. In the event of any such payment, Lessee shall thereafter, during the Initial Term or any extended terms, be permitted to return to the area containing such coal and mine and remove the same free of any obligation to pay royalty thereon.
     7.5. In the event of any disagreement between Lessor and Lessee as to the conduct of "operations" by Lessee as required by this Section 7, any such disagreement shall be submitted to arbitration pursuant to Section 18 hereof.

     8.   LESSOR'S RIGHT OF INSPECTION
     8.1. Lessor, its engineer or agent, upon reasonable notice to Lessee, shall have the right of entering the Leased Premises and workings and mines of Lessee at their own risk in order to inspect, examine, survey and/or measure the same, or any part thereof, for the purpose of determining whether the provisions of this Coal Lease Agreement are being observed by Lessee.

     9.   TAXES
     9.1. Lessee agrees and covenants to pay all excise, license, privilege or severance taxes which may be legally assessed, imposed or levied by any governmental authority upon or with respect to (i) Lessee's interest in this Coal Lease Agreement and the leasehold estate hereby created; (ii) all improvements and other property placed upon the Leased Premises by Lessee;
(iii) the coal mined and removed hereunder and the products thereof; and (iv) the exercise of any right or privileges in connection with Lessee's operations hereunder, all when and as the same become due. In the event that a comprehensive energy tax or "BTU" tax is imposed upon the Leased Coal produced by Lessee from the Leased Premises, Lessee agrees that such tax shall be paid by Lessee. Notwithstanding the foregoing, Lessee shall have the right to challenge in good faith, by legal and proper means, the amount, validity and equality of any such taxes, levies or assessments; provided, however, Lessee shall at all times protect Lessor's title to the Leased Premises from tax liens, tax sales or any other encumbrances or impairments resulting directly or indirectly from any such challenge and Lessee shall be responsible for any interest, penalty or similar charges incurred as a result of any such challenge. Lessee shall not be responsible for any preexisting or future business and occupation tax, corporation tax, ad valorem tax, net income tax, federal or state income tax, gift tax, estate tax or transfer tax imposed or assessed against Lessor, or any taxes attributable to the value of the oil and gas in the Leased Premises or attributable to or resulting from operation or development of the Leased Premises with respect to oil, gas or any minerals not hereby leased, or any improvements or other property placed on the Leased Premises by Lessor or its predecessors in title. If Lessee should pay any such taxes for the protection of its own interests hereunder, Lessor shall reimburse Lessee for the same upon demand, or Lessee may, at its option, deduct the same from any and all payments thereafter becoming due from Lessee to Lessor hereunder.

    10.   SURVEYS AND MAPS; MINE PLANS
    10.1. Lessee shall employ a professional mining engineer, licensed in West Virginia, whose duty it shall be to make surveys, determine mine elevations and prepare mining plans and maps of the Leased Premises and Lessee's operations hereunder on a scale of one inch equals one hundred feet. Such map(s) shall be posted every three months, or more often as the need requires, and shall show accurately and completely all known mine workings within the Leased Premises. Lessee shall also prepare such mining map(s) on a scale of one inch equals four hundred feet of mining and shall furnish a copy of same to Lessor on a semi-annual basis. Further, prior to commencing mining operations on the Leased Premises, Lessee shall submit a general mine plan to Lessor setting forth the manner in which it will develop the Leased Premises (which plan and any maps related thereto may be in the form required for filing with the Department of Energy of the State of West Virginia). Within thirty (30) days after receiving such plan, Lessor may provide Lessee with any comments which it might have relating to such plan.

    11.   INSURANCE AND INDEMNIFICATION
    11.1. Lessee covenants and agrees to keep and maintain in full force and effect at all times during the continuance of this Coal Lease Agreement comprehensive liability insurance covering Lessee's mining operations and other activities hereunder and to name Lessor as an additional insured on its policy with the greater of (i) those minimum liability coverage limits required by law, or (ii) liability aggregate coverage single limit of not less than One Million Dollars ($1,000,000.00) against the death and/or injury of person(s) and aggregate single coverage limit of not less than One Million Dollars ($1,000,000.00) against property damage. Such insurance shall extend to the additional risks arising from so-called Mandolitis actions and those arising under West Virginia Code Section 23-4-2.
    11.2. Lessee covenants and agrees to keep and maintain in full force and effect at all times during the continuance of this Coal Lease Agreement coverage concerning Workers' Compensation and Black Lung Claims and all other insurance and coverages concerning Lessee's mining operations and other activities hereunder now or hereafter required by the United States of America, State of West Virginia, and all other applicable governmental authority.
    11.3. Lessee shall be the operator of the Leased Coal in the Leased Premises and shall be considered to be the responsible operator with respect to any claims for benefits filed by any of its employees or former employees, or members of the families of either, under the Black Lung Benefits Act of 1972, the Black Lung Reform Act of 1977, the Black Lung Benefits Revenue Acts of 1977 and 1981, and the Black Lung Benefits Amendments of 1981, as each of said Acts may hereafter be amended, and all rules and regulations adopted pursuant thereto (said Acts being collectively hereinafter called the "Act"). Lessee shall secure and shall require any other person who operates, controls or supervises a coal mine in the Leased Coal or performs services or construction at any time on the Leased Premises in connection therewith or who would otherwise be liable for the payment of black lung benefits to secure the payment of such benefits to its employees under the Act in accordance with applicable laws and regulations and shall provide Lessor, at least annually, with appropriate certification that each of them has provided security for such benefits.
    11.4. Lessee agrees to indemnify and to keep Lessor free and harmless from any and all claims for or in respect of injury (including death) or damage of any kind or nature to the person or property of Lessor, Lessee or any third party which occurs as a direct result of the operations of Lessee on the Leased Premises.

    12.   DEFAULT
    12.1. In the event of failure of Lessee to make payment of royalty and/or other monies due Lessor hereunder within ten (10) days after the time(s) herein fixed for such payment(s), Lessor may give notice to Lessee of such default(s), and Lessee shall have a period of ten (10) business days after its receipt of such notice of payment default(s) to correct such payment default(s). In the event Lessee does not correct such payment default(s) within ten (10) business days after its receipt of said notice, Lessor, at its option, may terminate this Coal Lease Agreement without further notice to Lessee. Thereupon, this Coal Lease Agreement shall become null and void and of no further legal effect, excepting only Lessee's Right of Reentry as hereinbelow specified in Paragraph 16, and Lessor may repossess the Leased Premises, either by act of reentry or by any other appropriate legal proceeding(s), without any liability for damages to Lessee for so doing.
    12.2. In the event of any default on the part of the Lessee under the provisions of this Coal Lease Agreement on its part to be kept, performed and/or observed, other than the failure of Lessee to make payments of royalty and/or other monies due Lessor hereunder as hereinabove mentioned, Lessor may give notice to Lessee of such default(s) and Lessee shall have a period of thirty (30) days after its receipt of said notice to commence a good faith effort to correct such default(s). In the event Lessee does not correct such default(s) within a reasonable period of time, Lessor, at its option, may terminate this Coal Lease Agreement without further notice to Lessee. Thereupon, this Coal Lease Agreement shall become null and void and of no further legal effect, excepting only Lessee's Right of Reentry as hereinbelow specified in Paragraph 16, and Lessor may repossess the Leased Premises, either by act of reentry or by any other appropriate legal proceeding(s), without any liability for damages to Lessee for so doing.

    13.   WAIVER
    13.1. In the event of default(s) hereunder, failure or delay of either Party hereto at any time to avail itself of its rights and remedies shall not be considered or construed as a waiver by said party of its right and remedies nor as a waiver of the same in the event of subsequent default(s) hereunder, whether or not similar.

    14.   NOTICES
    14.1. All notices which are anywhere in this Coal Lease Agreement to be given by Lessor to Lessee shall be in writing and mailed by Lessor via United States Certified Mail, postage prepaid, to the below-listed individual and mailing address or to other person(s) and/or mailing address(es) which Lessee may from time to time so designate by timely notice of same to Lessor.
               Allegheny Land Company
               P. O. Box 6100
               Huntington, West Virginia  25770
               Attn.:  Manager, Lease Administration

    14.2. All notices which are anywhere in this Coal Lease Agreement to be given by Lessee to Lessor shall be in writing and mailed by Lessee to Lessor via United States Certified Mail, postage prepaid, to the below-listed individual and mailing address or to other person(s) and/or mailing address(es) which Lessor may from time to time so designate by timely notice of same to Lessee.
               Oglebay Norton Company
               1100 Superior Avenue
               Cleveland, Ohio  44114-2598
               Attn.:  Secretary



    15.   LESSOR'S WARRANTY OF TITLE
    15.1. Lessor warrants generally unto Lessee all of its property rights, easements and privileges hereunder granted, let, demised and leased herein. Provided, further, if the title of Lessor to any of the coal which is herein leased shall be defeated by the holder(s) of outstanding superior title as adjudicated by a court of competent jurisdiction by reason whereof any of said coal is lost to Lessee, then, and in that event, no Tonnage Royalty (or wheelage) shall be paid Lessor by Lessee on account of the coal so lost. In the event Tonnage Royalty (or wheelage) on such coal (or property) so lost has been paid to Lessor by Lessee, Lessor shall either forthwith reimburse Lessee all such previously paid Tonnage Royalty (or wheelage), without interest, on the coal (or property) so lost by reason of such outstanding superior title or pay to such holder(s) of superior title as directed by a court of competent jurisdiction if Lessor fails to make such payment, Lessee, without waiving any other rights it may have, shall have the right to set off such reimbursement sums, as and when the same become due, from and against monies thereafter becoming due to Lessor hereunder.

    16.   LESSEE'S RIGHT OF REENTRY
    16.1. All provisions of this Coal Lease Agreement to the contrary notwithstanding, upon the termination/expiration of this Coal Lease Agreement, Lessee does and shall have the right to reenter the Leased Premises (i) for a period of ninety (90) days to remove therefrom all of its property, equipment and apparatus, whether or not affixed or used in conjunction with its operation hereunder, and (ii) to perform and/or complete any obligation(s) imposed by law upon Lessee arising from or as a consequence of its operations, including but not limited to, post-mining reclamation work necessitated hereunder until such time as all reclamation or performance bonds and mining permits relating to such mining operations shall have been fully released and discharged.

    17.   RIGHT OF FIRST REFUSAL
    17.1. Inasmuch as this Coal Lease Agreement covers only the No. 2 Gas seam of coal and such other rights as Lessor may own or have the right to convey relating to the mining of the No. 2 Gas seam of coal by the deep mining method on or in the Leased Premises, Lessee may be required or Lessee may deem it advisable to acquire certain rights, by deed, lease or otherwise from owners of surface property situated above its deep mine workings in such coal seam. In the event that this Lease should expire by its own terms or should terminate for any reason or in the event that Lessor, in order to conduct other mining operations in other seams on the Leased Premises or on other property adjacent thereto owned by Lessor, should desire to acquire or benefit from any of such rights held by Lessee, the Parties agree that Lessor shall have a right of first refusal to acquire, either by deed or lease (as the Parties may agree), any or all of such rights from Lessee at the original purchase price or original lease rates as adjusted by the increase, if any, in the "All Items" column of the Consumer Price Index of the Bureau of Labor Statistics of the United States Department of Labor ("CPI") from the date of such original purchase or original lease to the acquisition of such rights by Lessor from Lessee. The consideration to be paid by Lessor to Lessee for such rights or property interests shall be determined by multiplying the original purchase price or the original lease rates by a fraction, the numerator of which shall be the CPI as of the date that Lessee acquired any such right or property interest and the denominator of which shall be the CPI as of the date Lessee receives notification from Lessor of its desire to acquire any such right or property interest from Lessee, such right of first refusal to be exercised no later than ninety (90) days after the expiration or termination of this Lease. Provided, however, that, in exercising any of such rights acquired from Lessee, Lessor shall not interfere in any fashion with the mining operations of Lessee hereunder in the No. 2 Gas seam of coal.
    17.2. At any time during the existence of this Coal Lease Agreement that Lessor should desire to sell or develop, either in its own behalf or through a lease with any prospective third party, any of the other coal seams located on the Leased Premises in elevation above the No. 2 Gas seam of coal, Lessor shall advise Lessee of its desire to sell or to develop the other seams of coal itself or through a third party. Lessee shall have sixty
(60) days from the date it receives Lessor's written notice to advise Lessor in writing of its interest in acquiring by deed or lease the other seams of coal located on the Leased Premises. If Lessee fails to respond or responds negatively, Lessor may proceed to sell or lease the other seams of coal located on the Leased Premises without further consultation with Lessee. If Lessee expresses an interest in acquiring the other seams of coal located on the Leased Premises, either by deed or lease, the Parties shall commence negotiations and continue them to conclusion of the transaction or until either Lessee or Lessor determines, in its sole judgement, that continued negotiations would not be beneficial to it. In which case, Lessor or Lessee will advise the other, as the case may be, of the termination of negotiations and neither party shall be under any further obligation to the other with regard to the other seams of coal located on the property.


    18.   ARBITRATION
    18.1. In the event of a disagreement between the Parties hereto as to any of the questions expressly made subject to arbitration hereunder, such question or questions shall be submitted under the jurisdiction of and pursuant to 9 U.S.C. Secs. 1 et seq. to three competent and disinterested arbitrators in the following manner: The party desiring such arbitration shall select its arbitrator and give written notice thereof to the other party and shall in such notice state precisely the matter or matters which it is proposed to bring before the arbitrators, and only the matters so stated shall be considered and decided by them. If the party receiving such notice shall fail to name an arbitrator within fifteen (15) days after notice, or any extension thereof, as aforesaid, has been given to it, the arbitrator named by the party giving such notice may and shall name and appoint an arbitrator for and in behalf of the party so in default, and the arbitrator so named and appointed shall have the same power and authority as if he had been appointed by such party. The arbitrators so chosen shall appoint a third arbitrator, and, in the event they are unable to agree on such appointment, the appointment of the third arbitrator shall be made by the Judge of the District Court of the United States for the Southern District of West Virginia on the application of either of the Parties hereto. The three arbitrators shall immediately, upon their selection, hear and decide the question or questions submitted for arbitration and shall give to each of the Parties hereto reasonable notice of the time and place of their meetings and reasonable opportunity for the production of evidence. After hearing both Parties, the arbitrators shall promptly make an award in writing upon the question or questions submitted and shall serve a copy of such award upon each party hereto. The award of such arbitrators, or a majority of them, shall be final and binding upon the Parties hereto, and said arbitrators, or a majority of them, shall, in their award and as a part thereof, decide by whom and in what proportion the cost of such arbitration shall be borne and paid and the amount of such costs. Neither party hereto shall have or enforce any right or remedy against the other in respect of any matter herein made the subject of arbitration until such matter shall have been submitted to and decided by arbitration in the manner above provided, and then only in accordance with such decision in arbitration.

    19.   MISCELLANEOUS
    19.1. This Coal Lease Agreement shall be construed and enforced in accordance with the substantive laws of the State of West Virginia.
    19.2. This Coal Lease Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matters hereof and supersedes all prior and contemporaneous negotiations, representations and understandings of the Parties hereto relating to the subject matters hereof.
    19.3. Any modification, alteration, waiver or addition of this Coal Lease Agreement, or any part hereof, shall be valid and binding only if the same is in writing and fully executed by the Parties hereto.
    19.4. The captions appearing in these presents are for identification purposes only and shall not be considered or construed as affecting, in any way, the meaning of the provisions hereof.
    19.5. This Coal Lease Agreement shall inure to the benefit of and be of full and binding effect upon the Parties hereto and their respective successors and permitted assigns. Lessee may not assign or sublease the Leased Coal and/or the Leased Premises without obtaining the prior written consent of Lessor, which shall not be unreasonably withheld. Provided, however, that Lessee may freely assign or sublet its rights and obligations under this Lease to any other company which is directly or indirectly owned by Ashland Coal, Inc.
     IN TESTIMONY WHEREOF, the Parties hereto have caused their respective corporate signatures to be hereunto subscribed by their respective duly authorized officers, these presents having been executed in duplicate copies, each of which shall be treated and considered as an original, this the date first above written.

                              OGLEBAY NORTON COMPANY
                              By:  /s/August F. Bradfish
                              Its: Vic President
                              Federal Tax I.D. No. ______________

                              ALLEGHENY LAND COMPANY NO. 2
                              By:  /s/David B. Peugh
                              Its: President
                              Federal Tax I.D. No. 55-0716663


STATE OF OHIO          )
                       ) SS:
COUNTY OF CUYAHOGA     )

     The foregoing instrument was acknowledged before me this 8th
day of April           , 1993, by August F. Bradfish      , Vice
President        of OGLEBAY NORTON COMPANY, a Delaware
corporation, on behalf of the corporation.

     My commission expires        January 14, 1998        .


                                   /s/ Ruth L. Feidner
                                      Notary Public



STATE OF WEST VIRGINIA   )
                         ) SS:
COUNTY OF CABELL         )

     The foregoing instrument was acknowledged before me this
16th    day of     March         , 1993, by   David B. Peugh    ,
President       of ALLEGHENY LAND COMPANY NO. 2, a Delaware
corporation, on behalf of the corporation.

     My commission expires      May 13, 2002        .


                              /s/ Patty A. Patrick
                                  Notary Public

This Instrument Prepared By:

/s/ Gary L. Colley
Gary L. Colley, Attorney
P. O. Box 6300
Huntington, West Virginia  25771

________________________________
John J. Kirn, Jr., Attorney
Oglebay Norton Company
P. O. Box 6508
Cleveland, Ohio  44101-1508

                               COMMINGLING REPORT

LESSOR ______________________           REPORTING MONTH___________________

                                                   TONNAGE
                                                                   OTHER
   ITEM                     BASIS    TOTAL    LESSOR'S PROPERTY** PROPERTY
                                              S      __       %
                                              A      __       %
                             Truck            D      __       %
I.   Production Current     Weights
  Month

     Production %                     100%

                                              S      __
                                              A      __
                                              D      __
II.  Beginning Inventory       *

                           Railroad
III. Total Tons Sold        Weights

                                              S      __
                                              A      __
                                              D      __
IV.  Prep Plant Refuse

V.   Total Ending         I+II-III-IV
  Inventory
                                                           ***
                                              S      __       %
                                              A      __       %
                                              D      __       %
VI.  Allocation of        Production
   Ending Inventory            %

                                              S      __
                                              A      __
                                              D      __
VII. Current Month's
   Production Sold          I-VI-IV

                                              S      __
                                              A      __
                                              D      __
VIII.Total Tonnage Sold     II+VII

                               No 2 Gas Seam
                          Coal Lease Description
                                  A Part of
                         ONCO Rock Creek Properties
                          Boone Co., West Virginia




Situated on the waters of Camp Creek, a tributary of Little Coal River, in Scott District of Boone County, West Virginia and bounded and described as follows:

Beginning at a point in the center of Camp Creek Road on the eastern property line of Oglebay Norton Company's tract; said point bears southeasterly approximately a quarter of a mile from the intersection of said road with old State Route No. 3;

Thence from said place of beginning and with the easterly property lines of said Oglebay Norton Company's tract, being the westerly lines of the old Pryor and Allen survey, to a point on the ridge dividing Camp Creek and Hills Branch, said point being on a northerly line of a 12 ,149 acre coal tract conveyed by Truax-Traer Coal Company to Oglebay Norton Company by deed dated October 1, 1959, on record in Deed Book 96, Page 332, Deed Records of Boone County, West Virginia; thence with the northerly property lines of said tract and with the ridge as it meanders S 57 deg. 47 min. E to a leaning chestnut oak on a knob; thence



N 84 deg. 22 min. E 466.80    feet to a stake with four hickory
                              pointers on said ridge; thence

N 82 deg. 07 min. E 159.74    feet to a small hickory with a
                              lynn pointer on said ridge; thence

S 80 deg. 34 min. E 647.30    feet to a white oak on said
                              ridge; thence

N 36 deg. 38 min. E 163.83    feet to a hickory (down) with
                              black oak and chestnut oak pointers on
                              said ridge; thence

N 63 deg. 27 min. E 463.00    feet to a chestnut oak on said
                              ridge; thence

N 45 deg. 37 min. E 146.90    feet to a small hickory with a
                              dogwood pointer on said ridge;
                              thence


                              ( 1 )

N 61 deg. 52 min. E 943.00    feet to a hickory on a knob; thence

N  5 deg. 11 min. E 286.68    feet to a poplar (down) with a
                              hickory pointer on said ridge;


N  6 deg. 59 min. W 517.00    feet to a chestnut with 2 chestnuts,
                              Gum, sourwood pointers on said
                              divide between Camp Creek, Hills
                              Branch and Hewitt Creek; thence
                              leaving watershed of Hill Branch and
                              continuing with said divide between
                              camp and Hewitt Creeks.

  48 deg. 59 min. E 425.88    feet to a hickory on said ridge;
                              thence

N 26 deg. 53 min. E 551.00    feet to a stake on said ridge;
                              thence

N 40 deg. 21 min. E 739.21    feet to a hickory on said ridge;
                              thence

N 33 deg. 01 min. E 148.99    feet to a stake on said ridge;
                              thence

N 24 deg. 46 min. E 324.08    feet to a stake on said ridge;
                              thence

N 58 deg. 40 min. E 281.78    feet to a chestnut on said ridge;
                              thence

S 81 deg. 26 min. E 256.07    feet to a stake on said ridge;
                              thence

S 77 deg. 09 min. E 198.08    feet to a chestnut on said ridge;
                              thence

S 59 deg. 48 min. E 649.59    feet to a stake on said ridge;
                              thence

S 54 deg. 08 min. E 134.17    feet to a stake in a saddle of said
                              ridge; thence

S 32 deg. 52 min. E 201.04    feet to a chestnut on said ridge;
                              thence

S 48 deg. 39 min. E 176.93    feet to a large chestnut oak on a high
                              knob; thence

N 85 deg. 42 min. E 218.17    feet to a stake on said ridge;
                              thence

N 78 deg. 10 min. E 257.54    feet to a stake on said ridge;
                              thence

N 88 deg. 29 min. E 200.22    feet to a stake on said ridge;
                              thence

N 61 deg. 56 min. E 321.40    feet to a rock with a chestnut pointer on
                              said road; thence

S 82 deg. 43 min. E 275.68    feet to a hickory in a low gap of said
                              ridge; thence

S 63 deg. 27 min. E 349.61    feet to a stake on said ridge;
                              thence

S 67 deg. 43 min. E 268.11    feet to a stake on said ridge;
                              thence

N 87 deg. 0l min. E 213.31    feet to a stake on said ridge;
                              thence

S 75 deg. 50 min. E 160.73    feet to a stake on said ridge;
                              thence

N 83 deg. 23 min. E 261.16    feet to a stake on said ridge;
                              thence

N 67 deg. 02 min. E 126.65    feet to a stake on said ridge;
                              thence

S 34 deg. 53 min. E 371.83    feet to a large white oak on a knob;
                              thence

S 79 deg. 23 min. E 482.00    feet to a stake on  said ridge;
                              thence

S 49 deg. 55 min. E 717.16    feet to a chestnut  oak  on  said
                              ridge; thence

N 33 deg. 00 min. E 728.48    feet to a chestnut oak on said
                              ridge; thence

N 42 deg. 55 min. E 264.26    feet to a small hickory on said
                              ridge; thence


                          ( 3 )

N 86 deg. 59 min. E 796.00    feet to a stake (W. O. down) on
                              divide between Camp, Hewitt and Fork
                              Creeks; thence leaving the watershed
                              of Hewitt Creek and running with
                              divide of Camp and Fork Creeks

S 33 deg. 11 min. E 557.20    feet to a gum in low gap at head of
                              Nancy Dolin Branch; thence

S 45 deg. 01 min. E 904.65    feet to a small hickory on said
                              ridge corner of property now or
                              formerly owned by Armco Steel Corp.
                              and land now or formerly known as w.
                              R. Easter land, thence with 6 lines
                              of said Easter property

S 37 deg. 35 min. W 378.65    feet to a red oak on said ridge;
                              thence

S 30 deg. 53 min. W 673.80    feet to a red oak on said ridge;
                              thence

S 41 deg. 08 min. W 360.76    feet to a hickory on said ridge;
                              thence

S  6 deg. 08 min. W 449.18    feet to a red oak on said ridge;
                              thence

S 15 deg. 38 min. W 274.22    feet to a red oak on said ridge;
                              thence

S 18 deg. 51 min. W 157.25    feet to a double hickory on ridge,
                              corner to said Easter and property
                              now or formerly owned by Eliza
                              Wilson; thence

S 58 deg. 23 min. W 600.00    feet (approx.) to a steel rod on
                              said ridge, at the most northerly
                              corner of Oglebay Norton Company's
                              37.5 acre tract, as recorded in Deed
                              Book 142, Page 397, Boone County
                              Record of Deeds; thence leaving said
                              ridge and along the easterly
                              boundary lines of said 37.5 acre
                              tract the following 7 lines which
                              are common to the premises formerly
                              owned by Hazel Kinder



                             (4)

S 32 deg. 58 1/2 min.  E  1637.62    feet to a steel rod near the
                                     road along Easter Fork;
                                     thence crossing said Fork

S 41 deg. 58 1/2 min.  E    51.19    feet to a steel rod where
                                     formerly stood the black oak
                                     tree referred to in the will
                                     of B.D. Atkins, said rod being
                                     on the southeast bank of said
                                     Easter Fork; thence

S 41 deg. 58 1/2 min.  E    63.20    feet to a steel rod which is
                                     211 feet, more or less, from
                                     a gas well; thence

S 41 deg. 58 1/2 min.  E    98.96    feet to a steel rod;
                                     thence

S 43 deg. 39 1/2 min.  E    94.22    feet to a steel rod;
                                     thence

S 41 deg. 22 min.      E   527.42    feet to a steel rod;
                                     thence

S 31 deg. 20 1/2 min.  E   254.71    feet to a steel rod; thence
                                     leaving said Kinder property

N 83 deg. 25 min.      W   550       feet (approx.) to a point on a
                                     northerly boundary line of Oglebay
                                     Norton Company's said 12,149 acre
                                     tract; thence leaving said 37.5 acre
                                     tract and with the boundary lines of
                                     said 12,149 acre tract

S 67 deg. 23 min.      E  1690       feet to a chestnut oak on the ridge,
                                     corner to Eliza Wilson

                                     and J.H. Easter; thence with the
                                     ridge and 4 lines of said Easter
                                     property

N 78 deg. 47 min.      E  359.62     feet to a red oak on said ridge;
                                     thence

S 67 deg. 11 min.      E  364.69     feet to a stake on said ridge
                                     (chestnut oak down);
                                     thence

S 86 deg. 01 min.      E  262.30     feet to a stake (chestnut oak down)
                                     on said ridge; thence



                               (5)

N 88  deg.  00  min.   E 535.70      feet to a chestnut on said ridge;
                                     thence

S 33  deg.  03  min.   E 149.40      feet to a leaning chestnut on a
                                     high knob; thence

N 80  deg.  53  min.   E 591.60      feet to a large hickory on said
                                     ridge; thence


S 89  deg.  52  min.   E 162.43      feet to a large chestnut in low gap
                                     on said ridge; thence

N 76  deg.  18  min.   E 725.25      feet to a stake on said ridge
                                     (black oak down); thence


S 71  deg.  20  min.   E 319.35      feet to a large chestnut oak on a
                                     knob, corner to Easter and property
                                     now or formerly owned by Coal River
                                     Mining Company; thence leaving
                                     Easter and with Coal River Mining
                                     Company and divide between Camp and
                                     Brush Creeks

S 6 deg.    00 min.   W 733.20       feet to a chestnut oak snag on
                                     a high knob; thence

S 47 deg.   12 min.   E 340.70       feet to a stake on said ridge;
                                     thence

S 6 deg.    49 min.   E 673.20       feet to a large red oak on said ridge;
                                     thence

S 5 deg.    46 min.   E 418.20       feet to a hickory on a high knob;
                                     thence

N 85 deg. 50 min.     E 142.90       feet to a large white oak on
                                     said ridge; thence

S 87 deg. 51 min.     E 453.95       feet to a chestnut oak on
                                     said ridge; thence

N 65 deg. 26 min.     E 492.15        feet to a large black oak on
                                      said ridge; thence

N 53 deg. 42 min.     E 270.90        feet to a chestnut on said ridge;
                                      thence


                               ( 6 )

N 67 deg. 08 min.     E 417.30        feet to a chestnut oak on knob;
                                      thence

S 67 deg. 59 min.     E 439.00        feet to a large chestnut oak snag on
                                      said ridge; thence

S 45  deg. 56 min.    E 914.65        feet to a set stone on said ridge;
                                      thence

S 26  deg. 39 min.    E 309.95        feet to a hickory on said ridge;
                                      thence

S 16  deg. 19 min.    E 506.85        feet to a hickory on a knob; thence


S 80  deg. 27 min.    E 937.55        feet to a stake (pine down) on a
                                      knob; thence

S  5  deg. 15 min.    E 359.60        feet to a chestnut oak on said
                                      ridge; thence

S 35  deg. 26 min.    E 470.60        feet to a hickory on said ridge;
                                      thence

S 14  deg. 01 min.    E 293.60        feet to the intersection point of
                                      Camp Creek and Brush Creek Roads;


Thence along the center of said Camp Creek Road, westerly approximately 29,500 feet to the place of beginning containing 1815 acres, more or less.





                                   ( 7 )